Exhibit 10.14

28 August 2009

Raman Kapur

Dear Raman:

We are thrilled to invite you to join us and extend to you an offer of employment with Splunk Inc. (the “Company”).  You will be reporting to Phil Oreste in the role of Corporate Controller.  This offer is contingent upon the completion of a satisfactory background check.  The terms of our offer and the benefits currently provided by Splunk are as follows:

1. Starting Salary.  Your starting base salary will be $165,000 per year and you will be paid semi-monthly at a rate of $6,875.00.  In addition, you will be eligible to earn an annual variable compensation of $16,500 based on achieving a combination of individual goals and a company sales bookings goal.  Your first-year on target earnings will be $181,500.  Bonus payments are payable 45 days after the end of each quarter.

2. Start Date.  Your start date will be Monday August 31, 2009.

3. Benefits.  You will be eligible to participate in regular healthcare, retirement and other employee benefit plans established for our employees.  The Company covers 75% of the medical benefit expenses on your behalf.  You will be required to pay the remaining 25% through a payroll deduction.  The Company covers all standard dental, vision and life insurance benefit costs.  You will be eligible for healthcare benefits the first day of the month following your start date including retirement benefits.  You will also be entitled to 15 days of Personal Time Off (PTO) per year of employment accrued on a monthly basis.

4. Stock Options.  We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to 75,000 shares of Common Stock of the Company under our equity incentive plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves your stock option grant.  The shares you will be given the opportunity to purchase will vest over a four (1) year period beginning on the date you first start your employment with the company with 25% of the shares vesting on the one (1) year anniversary of your start date and the remainder to vest monthly over the remaining 36 months, so long as you remain employed by the Company.

5. Confidentiality.  As an employee of the Company, you will have access to certain confidential Information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the

Company nr in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6. At-Will Employment. Although during your entire employment you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause — the first 90 days are considered your probationary period.  Your participation in any stock option or benefit program Is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7. Authorization to Work.  Please note that because of employer regulations adopted in the immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

8. Arbitration.  You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.  The parties may conduct only essential discovery prior to the hearing., as defined by the MA arbitrator.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court.  Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9. Acceptance.  To accept the offer, please sign in the space indicated and fax it to Human Resources at 415.738.5456.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter.

Please feel free to contact me if you have any questions at (415) 848-8503.

Best,

Phil Oreste

Vice President, Finance and Operations

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Raman Kapur	8/28/09
Raman Kapur	Date

2

March 28, 2012

Raman Kapur

c/o Splunk Inc.

250 Brannan Street, 2nd Floor

San Francisco, CA 94107

Re:          Amendment to Employment Letter with Change in Control Protection

Dear Raman:

This letter agreement (the “Agreement”) is entered into between Splunk Inc. (“Company” or “we”) and Raman Kapur (“Employee” or “you”).  This Agreement is effective as of the date of this letter (“Effective Date”).  The purpose of this letter is to amend your current employment arrangement with the Company to specify your treatment upon certain terminations of employment.

For good and valuable consideration, you and the Company agree that your employment arrangement with the Company is hereby amended and the following terms are hereby added to your employment arrangement:

I.             Severance.

(a)           Separation in Event of Termination without Cause within the 3-Month Period before or 12-Month Period Following Change in Control.  In the event of your involuntary separation from service from the Company without Cause within the period that begins after the signing of a definitive agreement that ultimately results in a Change in Control within three (3) months of its signing or within twelve (12) months following a Change in Control (“Change in Control Period”), and provided that you deliver to the Company a signed release of claims in favor of the Company (“Release”), and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, then, in addition to any accrued compensation, you shall be entitled to the benefits as set forth below:

(i)            Lump sum payment equal to six (6) months of your then current base salary;

(ii)           Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the six (6) months following your separation from service.  If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums than no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax you will be paid a single lump sum of $12,000; and

(iii)          Acceleration of vesting as to all then unvested shares subject to all equity awards which have been granted to you.  You shall have six (6) months following your separation from service from the Company in which to exercise all options that have been granted to you.

(b)           Severance in Event of Termination without Cause.  In the event of your involuntary separation from service with the Company without Cause not during the Change in Control Period, and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, then, in addition to any accrued compensation, you shall be entitled to benefits as set forth below:

(i)            Lump sum payment equal to three (3) months of your then current base salary;

(ii)           Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the three (3) months following your separation from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums than no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax you will be paid a single lump sum of $12,000; and

II.            Section 409A Matters.

(a)           For purposes of this letter, no payment will be made to Employee upon termination of Employee’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated thereunder.

(b)           To the extent any payments to which Employee becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Employee’s separation from service from the Company constitute deferred compensation subject to Section 409A of the Code (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the sixtieth (60th) day following Employee’s separation from service, or if later, such time as required by Section 11(c).  Except as required by 11(c), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments will be made as provided herein.

(c)           If Employee is deemed at the time of such separation from service to be a “specified” employee under Section 409A of the Code, then any Deferred Payment(s) shall not be made or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum.

(d)           To the extent any payments to which Employee becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Employee’s separation from service from the Company constitute deferred compensation subject to Section 409A of the Code, the Employee and the Company may make changes to this letter to avoid adverse tax consequences under Section 409A.  Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

III.          Definitions.

(a)           Cause.  For purposes of this letter, “Cause” means (i) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Board believes has had or will have a detrimental effect on the Company’s reputation or business, (ii) Employee engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties, (iii) Employee’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (iv) Employee engaging in any other misconduct that has had or will have an adverse effect on the Company’s reputation or business; or (v) Employee’s breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s trade secrets or proprietary information.

(b)           Change in Control.  For purposes of this letter, “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.”

Any section entitled “Arbitration” or existing arbitration rules/paragraphs will hereby be amended and replaced in their entirety and added to the Appendix as follows:

IV.          Arbitration.

(a)           Arbitration. In consideration of your employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises, and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your employment with the Company or the termination of your employment with the

Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure sections 1280 through 1294.2, including section 1281.8 (the “Act”), and pursuant to California law, and shall be brought in your individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding.  The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act.  Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  Notwithstanding the foregoing, you understand that nothing in this Agreement constitutes a waiver of your rights under section 7 of the National Labor Relations Act.  You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

(b)           Procedure. You agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources.  You agree that the arbitrator shall issue a written decision on the merits.  You also agree that the arbitrator shall have the power to award any remedies available under applicable law.  You agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof.  You understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law.  You agree that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law.  To the extent that the JAMS rules conflict with California law, California law shall take precedence.  You agree that any arbitration hearing under this Agreement shall be conducted in San Francisco County, California.

(c)           Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company.  Accordingly, except as provided for by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d)           Administrative relief.  This Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor

Relations Board, or the Workers’ Compensation Board.  This Agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.

(e)           Voluntary nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial.  Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

Except as set forth above, all terms of your current employment arrangements with the Company will remain in full force and effect, including, but not limited to, the provisions regarding the nature of your at-will employment.  Once executed, this letter agreement may only be amended by the mutual agreement of you and the Company.  This letter may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

To accept the letter, please sign in the space indicated and fax it to Human Resources at (415) 738-5456.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter.

Please feel free to contact Sheren Bouchakian if you have any questions at (415) 848 8536.

Best,

Godfrey Sullivan

President  & CEO

Splunk, Inc.

I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above.

Raman Kapur	Date